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                                                                    Exhibit 10.1

                                 PROMISSORY NOTE
                                 ---------------


$2,730,000                                                   As of March 8, 2000

      FOR VALUE RECEIVED, the undersigned, Echelon Residential Holdings LLC, a Delaware limited liability company with a principal address of 450 Carillon Parkway, Suite 200, St. Petersburg, FL 33716 (hereinafter "the Maker"), promises to pay to the order of American Income Partners V-D Limited Partnership, with a principal address of 88 Broad Street, Boston, MA 02110 (together with any other holder hereof, the "Payee") or at such address or at such other place as the Payee may from time to time designate in writing, the principal sum of

                TWO MILLION SEVEN HUNDRED THIRTY THOUSAND DOLLARS

($2,730,000), together with interest on the unpaid principal balance hereof from time to time at a fixed rate equal to fourteen percent (14.0%) per annum through that date which is twenty-four (24) months from the date hereof and eighteen percent (18%) per annum thereafter. Such interest shall accrue and compound on a monthly basis but shall not be due and payable until the Maturity Date. In the absence of demonstrable error, the books and records of the Payee shall constitute conclusive evidence of the unpaid principal balance hereof from time to time.

      This Note may be prepaid, in whole or from time to time in part, at any time, without premium or penalty. All payments shall be applied first to collection costs, then to accrued interest and any remainder in payment of principal. The principal amount prepaid, if any, may not at any time be reborrowed.

      If not sooner paid, all outstanding principal and accrued and unpaid interest thereon shall be due and payable on that date which is thirty (30) months from the date hereof (the "Maturity Date").

      All payments hereunder shall be payable in lawful money of the United States which shall be legal tender for public and private debts at the time of payment. Interest shall be calculated on the basis of a year consisting of 360 days and payable for the actual number of days elapsed (including the first day but excluding the last day), including any time extended by reason of Saturdays, Sundays and holidays.

      It is expressly agreed that the occurrence of any one or more of the following shall constitute an "Event of Default" hereunder:

      (a) any failure to pay any amount or installment of interest or principal and interest whereon the same is payable as above expressed;

      (b) any representation or warranty made by the Maker in connection herewith be untrue when made or not be fulfilled;


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      (c) failure to observe or perform any other covenant, agreement, condition, term or provision hereof;

      (d) the Borrower or any guarantor or any member or joint venturer in the Borrower shall be involved in financial difficulties as evidenced by: (1) its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or its authorizing, by appropriate proceedings, the commencement of such a voluntary case; (2) its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (3) the entry of an order for relief in any involuntary case commenced under said Title 11; (4) its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or its consenting to or acquiescing in such relief; (5) the entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (6) its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

      If any such Event of Default hereunder shall occur, the Payee may declare to be immediately due and payable the then outstanding principal balance under this Note, together with all accrued and unpaid interest thereon, and all other amounts payable to the Payee hereunder, whereupon all such amounts shall become and be due and payable immediately. The failure of the Payee to exercise said option to accelerate shall not constitute a waiver of the right to exercise the same at any other time.

      The Maker will pay on demand all costs and expenses, including reasonable attorneys' fees, incurred or paid by the Payee in enforcing or collecting any of the obligations of the Maker hereunder. The Maker agrees that all such costs and expenses and all other expenditures by the Payees on account hereof which are not reimbursed by the Maker immediately upon demand, and all amounts due under this Note after maturity and any amounts due hereunder if an Event of Default shall occur hereunder shall bear interest at a rate equal to the lesser of eighteen percent (18.0%) per annum or the maximum rate permitted by law until such expenditures are repaid or this Note and such amounts are paid in full to the Payee.

      Notwithstanding any other provision hereof, the Maker shall not be required to pay any amount pursuant hereto which is in excess of the maximum amount permitted under applicable law. It is the intention of the parties hereto to conform strictly to any applicable usury law, and it is agreed that if any amount contracted for, chargeable or receivable under this Note shall exceed the maximum amount permitted under any such law, any such excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be refunded to the Maker or, at the Payee's sole option, shall be applied as set forth above.


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      All notices required or permitted to be given hereunder shall be given in the writing and shall be effective when mailed, postage prepaid, by registered or certified mail, addressed in the case of the Maker to it at the address of the Maker set forth above and in the case of the Payee to it at the address of the Payee set forth above or to such other address as either the Maker or the Payee may from time to time specify by like notice.

      All of the provisions of this Note shall be binding upon and inure to the benefit of the Maker and the Payee and their respective successors and assigns. This Note shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts.

      The Maker and every indorser and guarantor hereof hereby consents to any extension of time of payment hereof, release of all or any part of the security for the payment hereof, or release of any party liable for this obligation, and waives presentment for payment, demand, protest and notice of dishonor. Any such extension or release may be made without notice to the Maker and without discharging their liability.

      IN WITNESS WHEREOF, the Maker has executed and delivered this Note, under seal, on the day and year first written above.

                                    ECHELON RESIDENTIAL HOLDINGS LLC


                                    /s/ James A. Coyne
                                    ------------------
                                    James A. Coyne, Manager


BOS364119.1